UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)

350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of principal executive offices, including zip code)

(602) 414-9300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

See Item 2.06 Material Impairments.

Item 2.06.    Material Impairments

On June 30, 2016, executive management of First Solar, Inc. (“First Solar” or the “Company”) elected to reallocate First Solar’s crystalline silicon module production capacity to support a new assembly line dedicated to the Company’s recently announced Series 5 cadmium telluride (“CdTe”) module offering. As a result, First Solar will end production of its crystalline silicon modules to focus on its core CdTe module technology and utility-scale photovoltaic solar power systems. In connection with this reallocation, First Solar expects to incur charges of $90 million to $110 million primarily related to the impairment of certain long-lived and intangible assets (including equipment, intellectual property, and goodwill) associated with its crystalline silicon manufacturing operations. The above-referenced charges will be incurred primarily in the second quarter of 2016 with the remaining amounts being incurred throughout the second half of 2016, including approximately $10 million of cash expenditures. The majority of the Company’s crystalline silicon manufacturing associates are expected to be redeployed to the new Series 5 assembly line, which is expected to be operational in early 2017.

Item 7.01.    Regulation FD Disclosure

On July 5, 2016, First Solar issued a press release regarding the above-referenced initiatives. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

The information in this Item 7.01 of Form 8-K and in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of First Solar, Inc. dated July 5, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Dated: July 5, 2016	By:	/s/ PAUL KALETA
	Name:	Paul Kaleta
	Title:	Executive Vice President and General Counsel

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